LIBERTY STAR GOLD CORP

2766 N Country Club Road	TEL: (520) 731-8786
Tucson, Arizona 85716-2204	FAX: (520) 844-1118

http://www.libertystargold.com/

July 31, 2006
NR 37	OTCBB: LBTS

FOR IMMEDIATE DISSEMINATION

LIBERTY STAR REVEALS GEOPHYSICAL RESULTS, DEFINES ROCK SW PROJECT WITHIN NPSP, DRILL PERMITTING IN FINAL STAGES, DRILLING TO START MID-NOVEMBER

Tucson, Arizona – July 31, 2006 – Liberty Star Gold Corp (the “Company”), (symbol: LBTS) is pleased to announce that the Company is transitioning the North Pipes Super Project (NPSP) from primarily exploration and property acquisition to primarily advanced, detailed mapping of breccia pipes using geology, geophysics and geochemistry and permitting sites for drill testing.

Field work for phase one of ground electrical geophysics (AMT) is complete and has covered 22 line miles. Initial results over the Rock SW (RSW) Project are in and show the presence of seven large mineralized pipes, including one for which the project is named–the Rock SW (RSW) Pipe. Additional processing and interpretation of the geophysics is ongoing and will be reported in future news releases. Additionally field work for permitting drilling on 8 Pipe targets throughout the North Pipes Super Project (NPSP) including the RSW Pipe is complete and the final reports are nearing completion. Application for drilling five holes at the RSW Pipe will be made shortly. This permit is expected to be awarded in late August. A re-evaluation of over 30 thousand scintillometer (an instrument that detects uranium) readings taken over the RSW project area shows strong correlation with both Pipe structures visible at the surface as well as mineralization detected at depth in the pipes by the electrical geophysics. The RSW Pipe geophysical response and the adjacent responses from six other pipes are within an area of 4,000 feet maximum distance. The anomalies are as close as 75 feet and a maximum of 1,000 feet apart. This means that if the anomalies are proven to contain ore-grade uranium of sufficient quantities they can all be operated from one mine shaft. This area is less than a half mile from the Hack Canyon Mines which produced uranium from the late 1970s to the late 1980s or early 1990s. A drill rig is expected to be available to start drilling by mid-November of this year. Liberty Star will fund the drilling, although this area is also available for joint venture.

The Rock SW Project boundaries have now been finalized. The Project covers 2.1 square miles and lies centered just 1.5 miles north of the Hack 1 Mine. It is in one of the most prolific breccia pipe areas in the NPSP with several breccia pipes per square mile (owned by the Company) over an adjacent area of about 14 square miles. Other Projects will be defined in this area as well as over the entire NPSP which covers about 1,500 square miles. The general criterion for defining a Project is an area encompassing multiple breccia pipes that would form a compact, attractive operating area in which multiple mines might be brought into production and be effectively administered. There is no set size. As of this time we have defined the Elle Project, encompassing the OCR JV (News Release 36), which is 22 square miles and contains approximately 20 Pipe targets; and now the Rock SW Project which includes 10 Pipes. We hope to define at least 20 such Projects in the next year if not sooner.

Each of the 226 Pipes now owned by the Company and not previously named has been assigned a girl’s name. As new pipes are recognized new girls’ names will be assigned. In the electrical geophysics interpreted to date we are “seeing” new pipes not visible at the surface. Thus it appears that the number of pipes owned by the Company will increase as the geophysics progresses.

As interpreted from the geophysics, the RSW Pipe has a diameter of about 800 feet at the top of the mineral zone (responder), which is some 500 feet or more below the surface. This is larger than the expected 300 feet. The other six pipes identified by geophysics all appear to be in the range of 600 feet in diameter. We believe this is due to mineralization belling out in the Coconino sandstone and Hermit shale formations, as was the case with the Orphan and Pigeon mines in the same district. The depth to the top of the electrical responder, interpreted to be sulphide minerals which could host uranium and other metals of interest, lies at a depth of about 500 to 600 feet. The mineralization is interpreted to have a thickness of 400 to 500 feet. The interpretations of the geophysics in the other adjacent pipes suggest the same approximate dimensions.

The Company exploration team is very pleased and encouraged with the results. The Company’s objective is to drill eight uranium-bearing breccia pipes over the next year from drill start-up in mid-November.

ON BEHALF OF THE BOARD OF DIRECTORS

“James A. Briscoe”

James A. Briscoe,

President/Director

The Company currently holds 1,718 mineral claims, spanning 421 square miles centered approximately 25 miles northwest of the village of Iliamna on the north shore of Lake Iliamna. The Big Chunk claims adjoin Northern Dynasty’s Pebble project on the north border, forming a large donut shape and adjoining their border to the southeast. These two properties cover the entirety of the Big Chunk caldera, the volcanic-intrusive feature thought to be the source of mineralization in the area. With acquisitions in the North Pipes Super Project (NPSP) area of Northern Arizona, Liberty Star additionally now has 1,131 standard Federal Lode Mining Claims (FLMC) covering 23,412 acres or about 36.6 square miles in 77 separate blocks covering 224 breccia pipe targets. These claims are owned 100% by the Company and are not subject to royalty. The Bonanza Hills acquisition announced with News Release 24 includes 163 Alaska State Mining Claims covering 40.8 square miles and are 100% owned by the Company. The Company now has three major projects of three distinct types. These are the Big Chunk Project in Alaska, targeting porphyry copper-gold-moly-silver-zinc mineralization; the Bonanza Hills Project in Alaska, targeting high grade gold with by-product silver; and the North Pipes Project in Arizona, targeting uranium with by-product copper, silver and perhaps other metals.

SAFE HARBOR STATEMENT

Statements in this news release that are not historical are forward looking statements and are subject to risks and uncertainties. Words such as "expects", "intends", "plans", "may", "could", "should", "anticipates", "likely", "believes" and words of similar import identify forward-looking statements. Forward-looking statements, though based on current facts, analysis and management assumptions, are forecasts of future results. Forward-looking statements in this news release include statements the Company’s expectation that a permit for drilling five holes at the RSW Pipe will be made shortly, that new pipes will be recognized and that the number of new pipes recognized will increase as the geophysics progress. It is important to note that actual outcomes may differ materially from the forward looking statements contained in this press release. Factors which may delay or prevent these forward looking statements from being realized include misinterpretation of data, that we may not be able to raise sufficient funds to complete our intended exploration; that weather, logistical problems or hazards prevent us from exploration; that analysis of data can be done accurately and at depth; results that we have found in any particular holes are not necessarily indicative of larger areas of our property; and that despite encouraging data there may be no commercially exploitable mineralization on our properties. Readers should refer to the risk disclosures outlined in the Company’s most recent 10-KSB and the Company’s other periodic reports filed from time to time with the Securities and Exchange Commission.

This news release may contain information about adjacent properties on which we have no right to explore or mine. We advise U.S. investors that the SEC's mining guidelines strictly prohibit information of this type in documents filed with the SEC. U.S. investors are cautioned that mineral deposits on adjacent properties are not indicative of mineral deposits on our properties.